EXHIBIT 10.5
February 6, 2007
Michael L. Graves
[Address]
Dear Mike:
I am pleased to offer you the position of Senior Vice President, Engineering, reporting to Robert Youngjohns, President and Chief Executive Officer.
Your starting salary will be $240,000.00 per year, which equals $20,000.00 per month, subject to periodic review. In addition, you will be eligible to participate in an annual executive incentive compensation plan of 55% of your base salary ($132,000.00 per year) which may be over or under achieved based upon Company performance and your ability to meet your objectives under the plan. Callidus will guarantee you 100% payout of the 2007 1st half target bonus ($66,000.00). As a further incentive, we will recommend to the Board of Directors (or an applicable Subcommittee) that you be granted an option to purchase 250,000 shares of Callidus Software Inc. common stock subject to the vesting schedule, terms and conditions of the Company’s stock plan, and the Company’s policies and procedures currently in effect on your start date. In addition, we will recommend to the Board of Directors that you be granted 13,000 shares of restricted stock, which shall become vested and nonforfeitable on the first anniversary of the last business day of the month in which you commenced employment with Callidus, subject to your continued active employment with Callidus.
As a new member of executive management, and a Section 16 officer of Callidus, you will be granted benefits in connection with a corporate change of control and indemnification in the case of litigation. Copies of our Board approved Change of Control Agreement and Indemnification Agreement are included for your review and execution. You need to execute and return these agreements to me for them to become effective.
As a regular, full-time employee, you are eligible to participate in Callidus’ benefits programs, including medical, vision, and dental insurance, and 401(k) and ESPP plans, as set forth in our Callidus Benefits Guidebook. Our standard policy requires that you have a reasonably clean driving record and credit history and that we successfully complete a background check. This offer is also contingent upon your completing and executing an Employment, Confidential Information and Invention Assignment Agreement (“Invention Agreement”).
The Company is an “at will” employer, which means that the employment relationship may be terminated at any time by either the Company or by you, with or without notice and with or without cause.
By signing below, you acknowledge that your employment at Callidus is for an unspecified duration, and neither this letter, nor your acceptance thereof, constitutes a contract of employment. Should you be involuntarily terminated other than for cause at any time, you shall receive a 7- month base pay severance payment (lump sum) and payment of your applicable COBRA for 7 months, in return for signing a full release of rights.

Michael L. Graves
Offer Letter – Senior Vice President Engineering

Upon separation from the Company for any reason, you also agree to return to the Company any equipment that has been provided to you or reimburse the Company the cost for such equipment. The Company reserves the right to deduct such costs from any final payments made to you in accordance with state and federal laws.
For purposes of federal immigration law, you will be required to provide to Callidus documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire with Callidus, or our employment relationship with you may be terminated for cause. The Company’s standard policy also requires that you participate in our direct deposit payroll program.
Mike, on behalf of Callidus Software, we very much look forward to your acceptance of this offer. I have enclosed two executed copies of this offer letter. As evidence of your acceptance, please sign both letters and return one original along with the signed Invention Agreement to Paul Katawicz, Senior Corporate Counsel via the enclosed Federal Express envelope or otherwise to: Callidus Software, Attn: Paul Katawicz, Senior Corporate Counsel, 160 West Santa Clara Street, Suite 1500, San Jose, CA 95113, not later than February 8, 2007 at 5:00 p.m. PST.
We look forward to working with you at Callidus Software. If you have any questions regarding any points in this letter please feel free to contact me. Welcome aboard!
Sincerely,
/s/ Robert Youngjohns

Robert Youngjohns
President and Chief Executive Officer
Callidus Software Inc.
I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Michael Graves Signature of Michael L. Graves	2/26/2007 Date

I agree to start work for Callidus Software on:	2/26/2007 Start Date